Exhibit 10.11

Development and Supply Agreement

This Development and Supply Agreement (this “Agreement”) entered into by and between Pro-Dex, Inc., a Colorado corporation (“Pro-Dex”), and Monogram Orthopaedics Inc., a Delaware corporation (“Monogram,” and together with Pro-Dex, the “Parties”), shall be effective if and when, and only if and when, the Effectiveness Conditions (as defined in Section 14 below) have been satisfied.

WHEREAS, concurrently with the execution and delivery of this Agreement the Parties are entering into that certain Agreement to Modify Convertible Promissory Note, dated as of the date hereof (the “Modification Agreement”);

WHEREAS, the Parties are each a party to that certain Agreement to Agree to Development and Supply Agreements dated April 19, 2017 (the “Agreement to Agree”), pursuant to which the Parties set forth certain agreements relating to the negotiation and prospective terms of contemplated development and supply agreements between the Parties relating to the development and supply of certain tools used in connection with Monogram’s business of selling products used to perform surgeries (the “Business”); and

WHEREAS, by this Agreement the Parties desire to, subject to the Effectiveness Conditions, terminate the Agreement to Agree and set forth the basic terms upon which they will negotiate and endeavor to enter into a definitive development agreement (the “Development Agreement”) and a definitive supply agreement (the “Supply Agreement,” and together with the Development Agreement, the “Commercial Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Development and Supply.

1.1.For purposes of this Agreement, the term “Products” means, collectively: (a) autoclavable electromechanical (contains an electric motor) end effectors for use in milling bone cavities utilizing Monogram’s software or other of its intellectual property (“End Effectors”); (b) sagittal saw gearing for the surgical function of cutting bone (the “Gearing”); (c) burrs for the surgical function of milling bone cavities (“Burrs”); and (d) sagittal saws for the surgical function of cutting bone (the “Saws”).

1.2.Subject to Sections 4.1 and 5.1, Pro-Dex shall, except for so long as and to the extent Pro-Dex expressly consents in writing otherwise, be the exclusive developer and supplier for Monogram with respect to all prototype and commercial End Effectors, Gearing, Burrs and Saws; provided, that the foregoing exclusive right shall not apply with respect to Product prototypes manufactured solely for research and development purposes and not for the purpose of commercializing the Products.

1.3.If the Parties are unable to agree on the terms of the Commercial Agreements as contemplated by Section 2, the Parties nonetheless shall perform their obligations under this Agreement until (a) the Parties enter into the Commercial Agreements or (b) if one or both of the Commercial Agreements are never agreed and entered into by the Parties, through the end of the term set forth in Section 6 below.

2.Negotiations. The Parties shall negotiate in good faith the Commercial Agreements with the goal that the Parties shall have entered into (a) a Development Agreement prior to Pro-Dex’s development of the first prototypes for End Effectors and (b) a Supply Agreement prior to Pro-Dex’s manufacturing of the first commercial Products. Unless otherwise agreed to by the Parties in their respective sole discretion, the Commercial Agreements must include the terms set forth in Sections 1, 3, 4 and 5 of this Agreement.

3.Costs and Expenses. The Development Agreement is understood to cover the one-time Non-recurring Engineering (‘NRE’) costs for the research, design and testing of a new product or product enhancement. All NRE costs (i.e., one-time engineering costs for research, design and testing) incurred in connection with the development of the Products, including, without limitation, third-party testing and regulatory costs and expenses, such as hand piece safety and compliance testing, UL testing, creating prototypes, cleaning and sterilization validation, and 510K submittals, shall be paid for by Monogram. Monogram shall promptly reimburse Pro-Dex for any such NRE costs Pro-Dex incurs under this Agreement or the Development Agreement promptly upon receipt of reasonable documentation thereof, except to the extent and for the period of time that Pro-Dex expressly agrees in writing to defer or waive reimbursement of any such costs.

4.Development Agreement. Until the Parties enter into the Development Agreement, the Parties agree to the following terms, which terms, to the extent applicable, shall be included in the Development Agreement:

4.1.Pro-Dex will be Monogram’s exclusive engineering services company for any development and engineering services for the Products Monogram determines to develop; provided, that Pro-Dex shall not provide engineering or development services, or be entitled to receive development fees with respect to, Burrs and Saws procured from third parties without alteration by Pro-Dex.  Before providing any development and engineering services to Monogram, Pro-Dex will provide in writing to Monogram an NRE development quote on a time and materials basis, which will include an estimate of the hours necessary to perform the research, design and testing services for the applicable Products after specifications are available to Pro-Dex and before the development of such Products.  Any known material deviations from the estimate will be provided to Monogram before Pro-Dex performs any research, design, testing or engineering services. Pro-Dex’s hourly rates for its development and engineering services based on the title of the persons performing those services are as follows:

●	Project Engineer: $175
●	Engineer: $150
●	Designer: $125
●	Machinist: $100
●	Director of Quality and Regulatory: $200

These rates are subject to increase of not to exceed 5% per year.

If Monogram and Pro-Dex cannot agree on the development costs or development time with respect to a specific task or group of tasks, then Monogram shall have the right to solicit bids for that same task or tasks from at least three engineering services companies that are (a) mutually agreed upon by Monogram and Pro-Dex, (b) ISO 13485 qualified, (c) registered with the Food and Drug Administration (the “FDA”), and (d) in compliance with the FDA’s Quality System Regulation (the “Qualified Vendors”). The higher of (x) the average of the bids provided by the Qualified Vendors and (y) the median of the bids shall be the “Qualified Vendor Bid”. After obtaining the Qualified Vendor Bid, Pro-Dex will have the right to perform the engineering work with respect to the task or tasks in a development time not to exceed two hundred percent (200%) of development time provided for under the Qualified Vendor Bid and at a development costs equal to the lesser of (i) one hundred and fifty percent (150%) of the development cost provided for under the Qualified Vendor Bid or (ii) the original bid submitted by Pro-Dex. If Pro-Dex does not elect to perform the engineering work on such terms, Monogram may outsource such task or tasks to a Qualified Vendor selected by Monogram and subject to Pro-Dex’s approval (not to be unreasonably withheld).

4.2.Ownership of Intellectual Property.

(i)Pro-Dex may incorporate, develop, discover or create certain confidential or proprietary processes, techniques or know-how, including modifications or improvements to such processes, techniques or know-how, in the course of development, engineering and manufacturing of the Products (such proprietary processes, techniques or know-how, and modifications and improvements thereto, being referred to herein as the “Pro-Dex Technology”). Pro-Dex Technology includes proprietary materials, control and other types of software, bills of material, information, assembly procedures, test procedures and results, technical data, formulas, reformulations, documents and publications that are used, acquired, created, purchased, compiled, presented, possessed or otherwise developed by Pro-Dex (both prior to and during the performance hereunder and the Development Agreement or the Supply Agreement) in connection with the development, engineering and manufacturing of the Products. Pro-Dex Technology is the sole and exclusive property of Pro-Dex and, except for the license granted under Section 4.2(ii), nothing herein or under the Development Agreement or the Supply Agreement shall be interpreted to provide for the license, transfer or assignment by Pro-Dex to Monogram of any Pro-Dex Technology. For avoidance of doubt, Pro-Dex Technology does not include any Monogram IP.

(ii)Pro-Dex hereby grants to Monogram a limited, non-exclusive, irrevocable, perpetual, nontransferable, worldwide license to the Pro-Dex Technology (a) as necessary and for the sole purpose of promoting, selling or otherwise distributing the Products manufactured by Pro-Dex hereunder or under the Development Agreement or Supply Agreement and (b) solely to the extent that the manufacture of any Product by a third party is expressly permitted under this Agreement or under the Development Agreement or Supply Agreement, as necessary and for the sole purpose of a third party manufacturing such Products.

(iii)Any intellectual property (including, without limitation, internal technology disclosures by Monogram to Monogram’s counsel, provisional patent filings, patent applications and issued patents) related to the Products of which Monogram employees are the sole inventors shall be owned by Monogram (“Monogram IP”).

5.Supply Agreement. Until the Parties enter into the Supply Agreement, the Parties agree to the following terms, which terms, to the extent applicable, shall be included in the Supply Agreement:

5.1.Pro-Dex will be Monogram’s exclusive manufacturer and supplier for all of the Products. Before providing any manufacturing and supply services to Monogram, Pro-Dex will provide in writing to Monogram:

(i)the reference data (from simulated use studies) used to inform the warranty period;

(ii)the framework for validating processes for receiving contaminated field units for repairs and servicing;

(iii)the price per Product, which, subject to Section 5.3, if Monogram does not agree to, shall be determined by Monogram soliciting bids for that same Product from at least three manufacturing companies that are (a) mutually agreed upon by Monogram and Pro-Dex, (b) ISO 13485 qualified, (c) registered with the FDA, and (d) in compliance with the FDA’s Quality System Regulation (the “Qualified Manufacturers”). The higher of (x) the average of the bids provided by the Qualified Manufacturers and (y) the median of the bids shall be the “Qualified Manufacturer Bid”. After obtaining the Qualified Manufacturer Bid, Pro-Dex will have the right to manufacture and supply that Product at the lesser of (i) one hundred and fifty percent (150%) of the Qualified Manufacturer Bid or (ii) the original bid submitted by Pro-Dex. If Pro-Dex does not elect to manufacture and supply that Product on such terms, Monogram may outsource the manufacturing and supply of that Product to a Qualified Manufacturer selected by Monogram and subject to Pro-Dex’s approval (not to be unreasonably withheld); and

(iv)the lead time required by Pro-Dex to deliver the manufactured Products to Monogram, which, if Monogram does not agree to, shall be determined by Monogram soliciting lead time bids for that same Product from at least three Qualified Manufacturers. The higher of (x) the average of the bids provided by the Qualified Manufacturers and (y) the median of the bids shall be the “Qualified Lead Time Bid”. After obtaining the Qualified Lead Time Bid, Pro-Dex will have the right to supply the Products with a lead time equal to the lesser of (i) two hundred percent (200%) of the Qualified Lead Time Bid or (ii) the original bid submitted by Pro-Dex. If Pro-Dex does not elect to manufacture and supply that Product at such lead times, Monogram may outsource the manufacturing and supply of that Product to a Qualified Manufacturer selected by Monogram and subject to Pro-Dex’s approval (not to be unreasonably withheld).

5.2.Pro-Dex will be responsible for ensuring that all Products manufactured or otherwise provided by Pro-Dex are manufactured in substantial conformity with Monogram’s requirements, as set forth in writing to Pro-Dex. Pro-Dex represents and warrants that it is, and will be at all times during the terms of this Agreement and each Commercial Agreement, ISO 13485 certified, registered with the FDA and compliant with the FDA’s Quality System Regulation.

5.3.Notwithstanding Section 5.1(iii), the purchase price payable by Monogram per End-Effector shall be the greater of (x) $15,000 and (y) such amount that results in a gross margin to Pro-Dex of 45%, based upon Pro-Dex’s costs as of the date on which Pro-Dex has shipped a minimum of one hundred (100) End-Effectors.

5.4.Pro-Dex shall be Monogram’s exclusive outsourcing vendor for all Monogram’s purchases of KUKA LBR iiwa robots (or any successor or equivalent thereto whether now existing or hereafter developed, the “Robotic Arms”) for the Business, and Monogram shall not purchase or otherwise acquire Robotic Arms from any party other than through Pro-Dex. The supply terms for the Robotic Arms shall be as follows:

(i)Within ten (10) days of the Parties executing a separate Development Agreement in accordance with Section 2 above, Monogram shall pay Pro-Dex a one-time, non-refundable outsourcing vendor fee of $500,000. For the avoidance of doubt, this payment is a one-time fee for Pro-Dex acting as Monogram’s exclusive outsourcing vendor for Robotic Arms and shall not be credited towards or offset against any other amounts payable to Pro-Dex, including, without limitation, any development, engineering, manufacturing and supply fees. Notwithstanding the foregoing, if Pro-Dex terminates this Agreement or the Development Agreement pursuant to Section 6.2 (or the equivalent provision of the Development Agreement) prior to the successful development of the Products, then promptly after such termination Pro-Dex shall return to Monogram $250,000 of such outsourcing vendor fee.

(ii)For the initial twenty (20) Robotic Arm units sold to Monogram, Pro-Dex shall charge Monogram a price per unit equal to fifty thousand dollars ($50,000) (“Initial Markup”) above the Base Price (as defined below). Thereafter for the remainder of the term of the Supply Agreement, Pro-Dex shall charge Monogram a price per Robotic Arm unit equal to twenty thousand dollars ($20,000) (“Long-Term Markup”) above the Base Price; provided, however, that if Monogram purchases more than ten (10) Robotic Arm units during the one-year period commencing with Monogram’s first purchase of a Robotic Arm unit, then the Initial Markup shall only apply to the first ten (10) Robotic Arm units purchased by Monogram during such one-year period (with the balance of the Robotic Arm units purchased by Monogram during such one-year period being subject to the Long-Term Markup), in which case the first ten (10) Robotic Arm units purchased by Monogram after such one-year period shall be subject to the Initial Markup prior to reinstitution of the Long-Term Markup. “Base Price” means the aggregate price paid by Pro-Dex (including taxes and shipping costs) to KUKA (or its successor or equivalent) for each individual Robotic Arm unit. Pro-Dex shall use its best efforts to negotiate for and obtain Robotic Arm units at the lowest commercially reasonable price available, taking into account Monogram’s order requirements.

(iii)Monogram shall pay Pro-Dex (x) an amount equal to the Base Price for Robotic Arm units (unless the Base Price has been prepaid pursuant to subpart (iv)(y)(a) below) plus twenty percent (20%) of the Initial Markup or Long-Term Markup, as applicable, within forty-five (45) days of receipt of invoice for such Robotic Arm units from Pro-Dex or, if greater, the payment period extended to Pro-Dex by KUKA (or its successor or equivalent) and (y) the balance of the Initial Markup or Long-Term Markup, as applicable, for Robotic Arm units within three hundred (300) days of receipt of invoice for such Robotic Arm units from Pro-Dex. In the event that Monogram is able to, with prior notice to Pro-Dex, obtain payment terms (which may include vendor financing) directly from KUKA (or its successor or equivalent) that are more favorable to Monogram than Pro-Dex agrees to extend to Monogram, Monogram shall have the right to purchase Robotic Arms directly from KUKA (or its successor or equivalent); provided, that Monogram shall still be obligated to pay to Pro-Dex the Initial Markup or Long-Term Markup, as applicable, during the term of Pro-Dex’s exclusive supply right on each Robotic Arm in accordance with the terms of this Section 5.4(iii) as if Monogram had purchased such Robotic Arm through Pro-Dex.

(iv)Monogram shall only place Robotic Arm unit orders (x) as necessary to fulfill firm commitment orders received by Monogram from time to time or (y) for which it has (a) advanced to Pro-Dex the full Base Price therefor and (b) available cash resources to make timely payment to Pro-Dex of the Initial Markup or Long-Term Markup, as applicable, therefor. In order for Pro-Dex to make a determination of Monogram’s cash resources, Monogram shall deliver, or cause to be delivered within ninety (90) days after the end of each fiscal year, annual consolidated financial statements and within forty-five (45) days after the end of each fiscal quarter, quarterly consolidated financial statements. If requested by Monogram with respect to any order, Pro-Dex shall cause Robotic Arm units to be shipped directly to Monogram’s customers or other designated locations.

(v)PRO-DEX MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE ROBOTIC ARMS, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF TITLE; OR (D) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE. EXCEPT FOR DAMAGE TO THE ROBOTIC ARMS CAUSED BY PRO-DEX’S GROSSLY NEGLIGENT ACTS, PRO-DEX IN NO EVENT SHALL BE LIABLE TO MONOGRAM FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH THE SUPPLY OF THE ROBOTIC ARMS. MONOGRAM’S SOLE RECOURSE AND REMEDY WITH RESPECT TO ROBOTIC ARMS PURCHASED FROM PRO-DEX ARE SUCH WARRANTIES, IF ANY, AS ARE PROVIDED BY THE ORIGINAL SUPPLIER OF THE ROBOTIC ARMS AND WHICH BY THEIR TERMS ARE PERMITTED TO PASS THROUGH TO THE BENEFIT OF MONOGRAM.

(vi)The foregoing pricing and terms are for Robotic Arm units sold to Monogram on a “pass through” basis, without any assembly or manufacturing work performed by Pro-Dex. Pro-Dex shall have an ongoing right of first refusal during the term of this Agreement and during the term of the Supply Agreement (offered to Pro-Dex on January 1 of each calendar year and on any interim date as Monogram seeks to engage a third party to provide Robotic Arm assembly services) to provide assembly services for the Robotic Arms to Monogram on terms and pricing equal to that offered in writing to Monogram by a Qualified Manufacturer.

5.5.Beginning on the fifth anniversary of the earlier of (i) the date upon which Monogram receives FDA approval for Monogram’s software platform (the “System”) or (ii) the date upon which Monogram receives FDA approval for custom 3-D printed femoral hip stem implants for use with the System (the “Implants”) ((i) or (ii), the “Initial FDA Approval”), Pro-Dex shall have an ongoing right of first refusal, which may be exercised at any time upon not less than six months’ prior written notice to Monogram at any time from the fifth anniversary until the fifteenth anniversary of the date of Initial FDA Approval (the “Implant Option Period”), to be Monogram’s exclusive manufacturer and supplier of Implants for the term of the Supply Agreement (as provided in Section 5.6 below) if Pro-Dex can (A) offer pricing within ten percent (10%) of Monogram’s then-current supplier and (B) manufacture such Implants at the same volume and at the same quality level as Monogram’s then-current supplier.

5.6.When executed by the Parties, the Supply Agreement shall have a term of twenty (20) years, commencing on the date of execution; provided, that solely with respect to Implants, the Supply Agreement shall have a term equal to the greater of (a) the foregoing twenty (20) term or (b) the Implant Option Period.

6.Term.

6.1.This Agreement shall remain in effect until the Parties have executed both a Development Agreement and a Supply Agreement in accordance with Section 2 above. If the Parties are unable to agree on the essential terms of one or more of the Commercial Agreements (such that this Agreement, as contemplated by Section 1.3, remains the governing document between the Parties concerning the subject matter of one or both of the Commercial Agreements), then this Agreement shall continue in effect until the twenty (20)-year anniversary of the date Pro-Dex first supplies Products to Monogram.

6.2.Notwithstanding the foregoing, Pro-Dex may terminate this Agreement at any time by providing Monogram at least one hundred twenty (120) days advance written notice of termination. In the event Pro-Dex terminates this Agreement pursuant to this Section 6.2, Monogram shall be permitted to have the Products developed and manufactured by a Qualified Vendor or Qualified Manufacturer selected by Monogram and subject to Pro-Dex’s approval (not to be unreasonably withheld).

6.3.The Parties agree that the termination provisions for the Development Agreement and Supply Agreement shall each provide, among other things, (a) a termination provision substantially equivalent to Section 6.2 and (b) that either Party may terminate the Commercial Agreements upon written notice to the other Party (the “Breaching Party”) in the event of a material breach of either Commercial Agreement that is not cured by the Breaching Party within sixty (60) days of delivery written notice to the Breaching Party of such breach; provided, that Pro-Dex’s right to cure a failure to deliver Products in accordance with the provisions of the Supply Agreement (a “Supply Breach”) shall be limited to two Supply Breaches in any eighteen (18) month period.

6.4.Sections 4.2, 7, 8, 10, 11, 12, 13 and 14 shall survive the expiration or termination of this Agreement. For the avoidance of doubt, the license granted under Section 4.2(ii) shall survive the expiration or termination of this Agreement so that the development and supply of Monogram Products can be reasonably continued.

7.Notices.

7.1.All notices and other communications made in connection with this Agreement shall be in writing and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by electronic mail, as follows:

If to Pro-Dex:

Pro-Dex, Inc.

Attention: Rick Van Kirk

Address: 2361 McGaw Avenue

Irvine, CA 92614

E-mail: rick.vankirk@pro-dex.com

If to Monogram:

Monogram Orthopaedics Inc.

Attention: Benjamin Sexson

Address: 53 Bridge Street, Unit 507

Brooklyn, NY 11201

E-mail: sexson@monogramorthopaedics.com

8.Assignment. This Agreement shall not be assignable by either Party without the written consent of the other Party; provided, however, that Monogram shall, and Pro-Dex may, assign this Agreement in connection with any acquisition of all of the equity or all or substantially all of the assets of the applicable Party.

9.Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Party. Any signature page delivered electronically or by facsimile (including transmission by PDF or other similar format) shall be binding to the same extent as the original signature page.

10.Entire Agreement; Waiver. The Modification Agreement, this Agreement (subject to Section 14) and the Convertible Promissory Note (as referenced in and modified by the Modification Agreement) constitute the entire agreement among the Parties concerning the subject matter hereof and thereof and supersede all prior agreements between the Parties, including the Agreement to Agree. Subject to Section 14, the Parties acknowledge and agree that the Agreement to Agree is hereby terminated and no longer of any force and effect. No waiver of any provision in this Agreement shall be enforceable unless in writing and signed by the Party against which the enforcement of such waiver is sought. The failure or delay of either Party at any time to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by either Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy of any representation or warranty of this Agreement in any one or more instances, shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

11.Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party submits to the exclusive jurisdiction and venue of the United States District Court of the Central District of California located in Orange County, California. Each Party agrees not to commence any legal proceedings related hereto except in such courts.

12.Specific Performance. The Parties agree that immediate and irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason either Party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy. The Parties further agree to waive any requirement for the posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.

13.Amendment. The Parties may amend or modify this Agreement only by a written instrument executed by both of the Parties.

14.Effectiveness; Amendment and Restatement. This Agreement shall be of no force or effect unless and until the Effectiveness Conditions are satisfied, such that unless and until the Effectiveness Conditions are satisfied, the Agreement to Agree shall remain in effect without amendment or modification. Monogram shall provide Pro-Dex prompt written notice of Monogram’s satisfaction of the Financing Condition (which shall be subject to Pro-Dex’s confirmation in its reasonable discretion). Upon satisfaction of the Effectiveness Conditions (including Pro-Dex’s confirmation in its reasonable discretion of Monogram’s satisfaction of the Financing Condition), this Agreement shall immediately, and without any further action of the Parties, come into force and the Agreement to Agree shall terminate in its entirety and be of no further force or effect. “Effectiveness Conditions” means (a) both Parties have executed the Modification Agreement and (b) Monogram has raised at least $5,000,000 in equity capital through the issuance of common stock or preferred stock on or before October 19, 2019 (excluding, for clarity, amounts raised through the issuance of debt, whether or not convertible, or amounts converted upon conversion of convertible debt or similar convertible instruments) (the “Financing Condition”).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Development and Supply Agreement to be executed by their respective duly authorized officers as of the date first above written.

MONOGRAM

MONOGRAM ORTHOPAEDICS INC.

By:	/s/ Doug Unis
	Name:	Doug Unis
	Title:	Founder and Chief Medical Officer

PRO-DEX

PRO-DEX, INC.

By:	/s/ Rick Van Kirk
	Name:	Rick Van Kirk
	Title:	President, CEO